Exhibit 99.1

Robert Buchholz Elected to SWS Group, Inc. Board of Directors

DALLAS, May 22, 2008 — Robert A. Buchholz was elected to the Board of Directors of SWS Group, Inc. (NYSE: SWS) at the board’s meeting on Thursday, May 22.

Mr. Buchholz is Chairman of the Board and founder of Town Center Bank in Coppell, Texas, a suburb northwest of Dallas. Since 2006, he has also been co-managing partner of Double Dave’s Pizzaworks of North Texas, Ltd., a franchisee.

“We are pleased that Mr. Buchholz has agreed to serve as a director,” said SWS President and Chief Executive Officer Donald W. Hultgren. “His experience with our company as well as his expertise in finance, accounting and law will make our board stronger. We look forward to working with him to advance the company’s goals.”

Before organizing Town Center Bank in 2003, Mr. Buchholz was a practicing attorney and investor residing in North Carolina. He earned a J.D. Degree from Duke University School of Law in Durham, North Carolina in 1998, an M.B.A. Degree from Southern Methodist University in Dallas in 1985, and a B.B.A. Degree from the University of Texas at Austin in 1982. Prior to entering the legal field, Mr. Buchholz served as an officer of Southwest Securities Group, Inc. (now SWS Group, Inc.) in Dallas from 1985 to 1995, advancing to President and member of the Board of Directors. He is also a former certified public accountant.

Mr. Buchholz is a Director of Blue Sky Logistics, Inc. and Variview Technology. He is a member of Business Honors Program Advisory Council of the University of Texas at Austin. He and his wife, Angela, are parents of three children.

SWS Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. Subsidiaries include Southwest Securities, Inc., M.L. Stern & Co., LLC, SWS Financial Services, Inc., Southwest Securities, FSB, and Southwest Insurance Agency.

# # #

CONTACT: Jim Bowman, Vice President - Corporate Communications, (214) 859-9335, jbowman@swst.com